Exhibit 99.1

Contact:	Brad Belhouse – Investors	David Strow — Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6367	(702) 407-6530

Harrah’s Entertainment Announces Final Results of Elections Regarding Merger

LAS VEGAS, June 17, 2005 –  Harrah’s Entertainment, Inc. (NYSE:HET) today announced the merger consideration to be received by stockholders of Caesars Entertainment, Inc. in the acquisition of Caesars by Harrah’s, which was completed on June 13, 2005.

Based on the final election results and the proration calculations made pursuant to the merger agreement, the merger consideration to be received by Caesars stockholders is as follows:

•                  A Caesars stockholder who validly elected to receive shares of Harrah’s common stock will receive 0.2211 of a share of Harrah’s common stock and $5.66 in cash for each share of Caesars common stock exchanged in the merger; and

•                  A Caesars stockholder who did not make a valid election will receive $17.75 in cash for every share of Caesars common stock exchanged in the merger.

Pursuant to the merger agreement, fractional shares of Harrah’s common stock will not be issued.  In lieu thereof, Caesars stockholders will receive cash based on the average closing sale price for Harrah’s common stock for each of the ten consecutive trading days ending on June 10, 2005.

Harrah’s has been informed by The Bank of New York, the exchange agent for the merger, that immediately prior to the effective time of the merger, there were 314,824,170 shares of Caesars common stock outstanding.  Of these shares:

•                  307,059,463 of the shares, or 97.53%, elected to receive Harrah’s common stock; and

•                  7,764,707 of the shares, or 2.47%, did not make a valid election and are deemed to have elected to receive cash.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 67 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  On June 13, 2005, Harrah’s Entertainment acquired Caesars Entertainment, Inc. and now owns or manages through various subsidiaries more than 40 casinos in three countries, primarily under the Harrah’s, Caesars and Horseshoe brand names.  With nearly 4 million square feet of casino space, more than 40,000 hotel rooms and nearly 100,000 employees, the Harrah’s portfolio is the most diverse in the gaming industry.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site - www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah’s.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):  financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.